EXHIBIT 99.1

Lightbridge Provides Business Update and Announces Fiscal Year 2023 Financial Results

Conference Call on Thursday, February 29 at 10 a.m. ET

RESTON, Va, February 28, 2024 (GLOBE NEWSWIRE) – Lightbridge Corporation (“Lightbridge”) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the fiscal year ended December 31, 2023, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are pleased with the progress made in our fuel development efforts in 2023, including: (1) strengthening our leadership team, (2) entering into a contract with Centrus Energy to perform a front-end engineering and design (FEED) study for a Lightbridge Pilot Fuel Fabrication Facility, (3) entering into a contract with RATEN ICN in Romania to perform an engineering study to evaluate the use of Lightbridge Fuel in CANDU reactors, (4) starting a collaboration with Texas A&M University, together with NuScale and Structural Integrity Associates, on a Nuclear Energy University Program-funded project to study Lightbridge Fuel behavior in the NuScale small modular reactors, and (5) publication of a peer-reviewed paper by Virginia Commonwealth University showing significant advantages for a variant of Lightbridge Fuel for disposition of weapons-grade plutonium. An ambitious aspirational goal announced at COP28 to triple global nuclear capacity by 2050 indicates positive outlook for global nuclear power where Lightbridge Fuel can play a role in offering safer, more efficient, and economically viable nuclear power in new and existing plants, leading towards a more sustainable and energy-secure world.”

Financial Highlights

Working capital was $28.3 million at December 31, 2023, versus $28.7 million at December 31, 2022.

Cash Flows Summary

Cash and cash equivalents were $28.6 million, as compared to $28.9 million at December 31, 2022, a decrease of $0.3 million for the fiscal year ended December 31, 2023, consisting of the following:

o

Cash used in operating activities for the year ended December 31, 2023 was $6.5 million, a decrease of $0.2 million, compared to $6.7 million for the year ended December 31, 2022. The decrease was primarily due to changes in net operating assets and liabilities, which were driven by an increase in prepaid assets of $0.2 million, offset by an increase in accounts payable and accrued liabilities of $0.4 million.

o

Cash provided by financing activities for the year ended December 31, 2023, was $6.2 million, a decrease of $4.7 million, compared to $10.9 million for the year ended December 31, 2022. This decrease was due to a decrease in the net proceeds received from the issuance of common stock under our at-the-market (ATM) facility in fiscal year 2023 and an increase in net share settlement of equity awards.

Balance Sheet Summary

Total assets were $29.4 million and total liabilities were $0.5 million at December 31, 2023.

o	Stockholders’ equity was $28.9 million at December 31, 2023, as compared to $29.1 million at December 31, 2022.

Operations Summary

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General and administrative expenses amounted to $7.1 million for the year ended December 31, 2023, compared to $7.5 million for the year ended December 31, 2022. The decrease of $0.4 million was primarily due to a decrease in employee compensation and employee benefits of $0.4 million, due to the increase in the time allocation percentage of G&A labor costs to research and development expenses, a decrease in consulting expenses of $0.1 million, decrease in insurance expense of $0.1 million, decrease in dues and subscriptions of $0.1 million, and a decrease in promotion expenses of $0.1 million, offset by an increase in stock-based compensation of $0.4 million, which was due to the partial vesting of restricted stock awards granted in 2022. Total stock-based compensation included in general and administrative expenses was $1.1 million for the years ended December 31, 2023 and 2022.

•

Lightbridge’s total research and development expenses amounted to $1.9 million for the year ended December 31, 2023, compared to $0.7 million for the year ended December 31, 2022, an increase of $1.2 million. This increase was primarily due to the increase in R&D activities related to the development of our fuel. This increase primarily consisted of an increase in INL project labor costs of $0.8 million, an increase in allocated employee compensation and employee benefits of $0.4 million, an increase in consulting expenses of $0.1 million, an increase in travel expenses of $0.1 million and an increase in stock-based compensation expenses of $0.1 million. This increase was offset by a decrease of $0.3 million primarily related to the Gateway for Accelerated Innovation in Nuclear (GAIN) voucher work recorded as research and development expenses in 2022 that was completed in the first quarter of 2023.

•

Total other operating income was zero for the year ended December 31, 2023, compared to $0.4 million for the year ended December 31, 2022. This $0.4 million decrease was due to the GAIN voucher project that was completed in the first quarter of 2023.

•

Total other income was $1.1 million for the year ended December 31, 2023, compared to other income of $0.3 million for the year ended December 31, 2022, an increase of $0.8 million. The increase in other income was due to an increase in interest income earned from the purchase of treasury bills and from our bank savings account.

•	Net loss was $7.9 million for the year ended December 31, 2023, compared to $7.5 million for the year ended December 31, 2022.

CONFERENCE CALL & AUDIO WEBCAST

The conference call will be led by Seth Grae, President and Chief Executive Officer, with other Lightbridge executives available to answer questions.

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To access the call by phone, please register at this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, which is expected to significantly enhance reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors (SMRs) to bring the same benefits plus load-following with renewables on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance, LLC, the United States Department of Energy’s (DOE) operating contractor for Idaho National Laboratory (INL), the United States' lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear (GAIN) program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. Lightbridge is participating in two university-led studies through the DOE Nuclear Energy University Program at Massachusetts Institute of Technology and Texas A&M University. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell Microcap® Index. For more information, please visit www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of Lightbridge Fuel™ including in existing light water reactors and pressurized heavy water reactors and in new SMRs. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology; the degree of market adoption of Lightbridge’s product and service offerings; Lightbridge’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; Lightbridge’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s fuel development timeline; the increased costs associated with metallization of Lightbridge’s nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing Lightbridge’s business; development and utilization of, and challenges to, Lightbridge’s intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

*** tables follow ***

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LIGHTBRIDGE CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$28,598,445	$28,899,997
Prepaid expenses and other current assets	207,063	115,264
Total Current Assets	28,805,508	29,015,261
Other Assets
Prepaid project costs	483,000	345,000
Trademarks	108,865	108,225
Total Assets	$29,397,373	$29,468,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$486,326	$350,331
Total Current Liabilities	486,326	350,331

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at December 31, 2023 and 2022	—	—
Common stock, $0.001 par value, 25,000,000 authorized, 13,698,274 shares and 11,900,217 shares issued and outstanding at December 31, 2023 and 2022, respectively	13,698	11,900
Additional paid-in capital	181,295,125	173,595,385
Accumulated deficit	(152,397,776)	(144,489,130)
Total Stockholders’ Equity	28,911,047	29,118,155
Total Liabilities and Stockholders’ Equity	$29,397,373	$29,468,486

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LIGHTBRIDGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2023	2022
Revenue	$—	$—

Operating Expenses
General and administrative	7,149,773	7,490,086
Research and development	1,922,865	669,818
Total Operating Expenses	9,072,638	8,159,904

Other Operating Income
Contributed services - research and development	31,028	372,612
Total Other Operating Income	31,028	372,612

Total Operating Loss	(9,041,610)	(7,787,292)

Other Income
Interest income	1,132,964	289,435
Total Other Income	1,132,964	289,435

Net Loss Before Income Taxes	(7,908,646)	(7,497,857)
Income taxes	—	—
Net Loss	$(7,908,646)	$(7,497,857)

Net Loss Per Common Share
Basic and diluted	$(0.65)	$(0.69)

Weighted Average Number of Common Shares Outstanding	12,099,574	10,834,574

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LIGHTBRIDGE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2023	2022
Operating Activities
Net Loss	$(7,908,646)	$(7,497,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	45,000	45,000
Stock-based compensation	1,257,717	842,704

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(91,799)	(1,812)
Prepaid project costs and other long-term assets	(138,000)	(345,000)
Accounts payable and accrued liabilities	350,995	193,810
Net Cash Used in Operating Activities	(6,484,733)	(6,763,155)

Investing Activities
Trademarks	(640)	(6,642)
Net Cash Used in Investing Activities	(640)	(6,642)

Financing Activities
Net proceeds from the issuances of common stock	6,405,431	11,026,785
Payments for taxes related to net share settlement of equity awards	(221,610)	(104,604)
Net Cash Provided by Financing Activities	6,183,821	10,922,181

Net (Decrease) Increase in Cash and Cash Equivalents	(301,552)	4,152,384
Cash and Cash Equivalents, Beginning of Year	28,899,997	24,747,613
Cash and Cash Equivalents, End of Year	$28,598,445	$28,899,997

Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest paid	$—	$—
Income taxes paid	$—	$—

Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$215,000	$15,000

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